Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2024 RESULTS
Fourth quarter revenue increased 13% to $3.6 billion. Diluted EPS of $6.14
Full year revenue increased 10% to $10.6 billion. Diluted EPS of $14.64

Vancouver, British Columbia - March 27, 2025 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended February 2, 2025.
Calvin McDonald, Chief Executive Officer, stated: "Our fourth quarter results exceeded our expectations as we continued to introduce more newness and innovation into our product assortment. Our performance demonstrates the ongoing strength and resilience of lululemon and is a testament to the passion and dedication of our teams around the world. As we begin 2025, we remain focused on executing on our Power of Three ×2 growth plan and delivering an exciting pipeline of innovation and brand activations for our guests and communities."
The adjusted non-GAAP financial measures below exclude asset impairment and other charges recognized in relation to lululemon Studio during 2023, and the related income tax effects of these items.
For the fourth quarter of 2024, compared to the fourth quarter of 2023:
•Net revenue increased 13% to $3.6 billion, or 14% on a constant dollar basis.
–Americas net revenue increased 7%, or 8% on a constant dollar basis.
–International net revenue increased 38%, or 40% on a constant dollar basis.
•Excluding net revenue from the 53rd week of 2024, net revenue increased 8%.
•Comparable sales, which excludes net revenue from the 53rd week of 2024, increased 3%, or 4% on a constant dollar basis.
–Americas comparable sales were flat compared to the fourth quarter of 2023.
–International comparable sales increased 20%, or 22% on a constant dollar basis.
•Gross profit increased 15% to $2.2 billion and gross margin increased 100 basis points to 60.4%.
•Income from operations increased 14% to $1.0 billion and operating margin increased 40 basis points to 28.9%.
•The effective income tax rate for the fourth quarter of 2024 was 29.2% compared to 28.1% for the fourth quarter of 2023.
•Diluted earnings per share were $6.14 compared to $5.29 in the fourth quarter of 2023.
•The Company repurchased 0.9 million of its shares for a cost of $332.2 million.
•The Company opened 18 net new company-operated stores during the quarter, ending with 767 stores.
For 2024 compared to 2023:
•Net revenue increased 10% to $10.6 billion, or increased 11% on a constant dollar basis.
–Americas net revenue increased 4%.
–International net revenue increased 34%, or 36% on a constant dollar basis.
•Excluding net revenue from the 53rd week of 2024, net revenue increased 8%.
•Comparable sales, which excludes net revenue from the 53rd week of 2024, increased 4%.
–Americas comparable sales decreased 1%.
–International comparable sales increased 22%, or 24% on a constant dollar basis.
•Gross profit increased 12% to $6.3 billion. Adjusted gross profit increased 11%.

•Gross margin increased 90 basis points to 59.2%. Adjusted gross margin increased 60 basis points.
•Income from operations increased 17% to $2.5 billion. Adjusted income from operations increased 12%.
•Operating margin increased 150 basis points to 23.7%. Adjusted operating margin increased 50 basis points.
•The effective income tax rate was 29.6% for 2024 compared to 28.8% for 2023. The adjusted effective tax rate was 28.7% for 2023.
•Diluted earnings per share were $14.64 compared to $12.20 in 2023. Adjusted diluted earnings per share were $12.77 in 2023.
•The Company repurchased 5.1 million shares for a cost of $1.6 billion.
•The Company added 56 net new company-operated stores during the year, including 14 company-operated stores from the acquisition of the Mexico operations, ending with 767 stores.
Meghan Frank, Chief Financial Officer, stated: "We are pleased to deliver another solid year of performance in 2024 and surpass $10 billion in annual revenue for the first time. We look forward to building on our growth in 2025, while remaining agile as we navigate ongoing macro uncertainties. There are significant opportunities ahead for the lululemon brand and we are confident in our ability to continue creating long-term value for all our stakeholders."
Balance Sheet Highlights
The Company ended 2024 with $2.0 billion in cash and cash equivalents and it had $393.9 million of available capacity under its committed revolving credit facility.
Inventories at the end of 2024 increased by 9% to $1.4 billion.
Fiscal 2025 Outlook
For the first quarter of 2025, the Company expects net revenue to be in the range of $2.335 billion to $2.355 billion, representing growth of 6% to 7%. Diluted earnings per share are expected to be in the range of $2.53 to $2.58 for the quarter. This assumes a tax rate of approximately 30%.
For 2025, the Company expects net revenue to be in the range of $11.150 billion to $11.300 billion, representing growth of 5% to 7%, or 7% to 8% excluding the 53rd week of 2024. Diluted earnings per share are expected to be in the range of $14.95 to $15.15 for the year. This assumes a tax rate of approximately 30%.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and do not incorporate future unknown impacts, including macroeconomic trends. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Power of Three ×2
The Company's Power of Three ×2 growth plan calls for a doubling of the business from 2021 net revenue of $6.25 billion to $12.5 billion by 2026. The key pillars of the plan are product innovation, guest experience, and market expansion.
Conference Call Information
A conference call to discuss 2024 results is scheduled for today, March 27, 2025, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-844-763-8274 or 1-647-484-8814, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https://

corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures.
A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates.
For 2023, adjusted gross profit, gross margin, income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude certain inventory provisions, asset impairments, and restructuring costs recognized in relation to lululemon Studio, and the related income tax effects of these items. The Company believes these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in its operating performance, and enable a comparison to its historical financial information. Further, due to the finite and discrete nature of these items, it does not consider them to be normal operating expenses that are necessary to run the business, or impairments that are expected to arise in the normal course of its operations.
Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2023 was a 52-week year while 2024 was a 53-week year. Fiscal 2025 will be a 52-week year. The net revenue changes excluding the 53rd week exclude net revenue for the 53rd week of 2024. This enables an evaluation of the year-over-year increase in net revenue based on 52 weeks in each year.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures. The Company's non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures reported by other companies.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; its highly competitive market and increasing competition; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and differentiated products; the acceptability of its products to guests; increasing costs and decreasing selling prices; its ability to accurately forecast guest demand for its products; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to manage its growth and the increased complexity of its business effectively; changes in consumer shopping preferences and shifts in distribution channels; its leasing of retail and distribution space; its ability to attract, manage, and retain highly qualified individuals; seasonality; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; disruptions of its supply chain; its reliance on a relatively small number of vendors to supply and manufacture a significant portion of its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; fluctuating costs of raw materials; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global economic and political conditions; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; global or regional health events such as the COVID-19 pandemic and related government, private sector, and individual consumer responsive actions; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contacts:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits
1-203-682-8200

Media Contact:
lululemon athletica inc.
Madi Wallace
1-604-732-6124

lululemon athletica inc.
The fiscal year ended February 2, 2025 is referred to as "2024" and the fiscal year ended January 28, 2024 is referred to as "2023". The Company's next fiscal year ends on February 1, 2026 and is referred to as "2025."
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Fourth Quarter		Fiscal Year
	2024	2023	2024	2023
Net revenue	$3,611,497	$3,205,103	$10,588,126	$9,619,278
Costs of goods sold	1,429,545	1,301,678	4,317,315	4,009,873
Gross profit	2,181,952	1,903,425	6,270,811	5,609,405
As a percentage of net revenue	60.4%	59.4%	59.2%	58.3%
Selling, general and administrative expenses	1,138,167	989,535	3,762,379	3,397,218
As a percentage of net revenue	31.5%	30.9%	35.5%	35.3%
Impairment of goodwill and other assets, restructuring costs	—	—	—	74,501
Amortization of intangible assets	1,617	—	2,735	5,010
Income from operations	1,042,168	913,890	2,505,697	2,132,676
As a percentage of net revenue	28.9%	28.5%	23.7%	22.2%
Other income (expense), net	15,360	17,830	70,380	43,059
Income before income tax expense	1,057,528	931,720	2,576,077	2,175,735
Income tax expense	309,125	262,252	761,461	625,545
Net income	$748,403	$669,468	$1,814,616	$1,550,190

Basic earnings per share	$6.15	$5.30	$14.67	$12.23
Diluted earnings per share	$6.14	$5.29	$14.64	$12.20
Basic weighted-average shares outstanding	121,683	126,228	123,735	126,726
Diluted weighted-average shares outstanding	121,895	126,584	123,935	127,060

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	February 2, 2025	January 28, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,984,336	$2,243,971
Inventories	1,442,081	1,323,602
Prepaid and receivable income taxes	182,253	183,733
Other current assets	371,632	309,271
Total current assets	3,980,302	4,060,577
Property and equipment, net	1,780,617	1,545,811
Right-of-use lease assets	1,416,256	1,265,610
Goodwill and intangible assets, net	171,191	24,083
Deferred income taxes and other non-current assets	254,926	195,860
Total assets	$7,603,292	$7,091,941
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$271,406	$348,441
Accrued liabilities and other	559,463	348,555
Accrued compensation and related expenses	204,543	326,110
Current lease liabilities	275,154	249,270
Current income taxes payable	183,126	12,098
Unredeemed gift card liability	308,352	306,479
Other current liabilities	37,586	40,308
Total current liabilities	1,839,630	1,631,261
Non-current lease liabilities	1,300,637	1,154,012
Non-current income taxes payable	—	15,864
Deferred income tax liability	98,188	29,522
Other non-current liabilities	40,790	29,201
Stockholders' equity	4,324,047	4,232,081
Total liabilities and stockholders' equity	$7,603,292	$7,091,941

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fiscal Year
	2024	2023
Cash flows from operating activities
Net income	$1,814,616	$1,550,190
Adjustments to reconcile net income to net cash provided by operating activities	458,097	745,974
Net cash provided by operating activities	2,272,713	2,296,164
Net cash used in investing activities	(798,174)	(654,132)
Net cash used in financing activities	(1,652,508)	(548,828)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(81,666)	(4,100)
Increase (decrease) in cash and cash equivalents	(259,635)	1,089,104
Cash and cash equivalents, beginning of year	$2,243,971	$1,154,867
Cash and cash equivalents, end of year	$1,984,336	$2,243,971

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes
The below changes in net revenue and comparable sales show the change compared to the corresponding period in the prior year. Comparable sales exclude net revenue from the 53rd week of 2024.

	Fourth Quarter 2024			Fiscal 2024
Net Revenue	Change	Foreign exchange	Change in constant dollars	Change	Foreign exchange	Change in constant dollars
United States	5%	—%	5%	2%	—%	2%
Canada	11	5	16	10	3	13
Mexico(1)	n/a	n/a	n/a	n/a	n/a	n/a
Americas	7	1	8	4	—	4

China Mainland	46	2	48	41	2	43
Rest of World	30	3	33	27	2	29
Total international	38	2	40	34	2	36

Total	13%	1%	14%	10%	1%	11%

	Fourth Quarter 2024			Fiscal 2024
Comparable Sales (2)	Change	Foreign exchange	Change in constant dollars	Change	Foreign exchange	Change in constant dollars
Americas	—%	—%	—%	(1)%	—%	(1)%

China Mainland	26	1	27	25	2	27
Rest of World	14	3	17	19	1	20
Total international	20	2	22	22	2	24

Total	3%	1%	4%	4%	—%	4%
__________
(1)On September 10, 2024, the Company acquired the lululemon branded retail locations and operations run by a third party in Mexico. Wholesale sales to the third party by lululemon athletica canada inc. prior to the acquisition are disclosed as net revenue recognized within Canada.
(2)Comparable sales includes comparable company-operated store and e-commerce net revenue. Comparable company-operated stores have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable company-operated stores exclude stores which have been temporarily relocated for renovations or have been temporarily closed. Company-operated stores acquired as a result of the acquisition of the Mexico operations will be considered comparable beginning October 2025, after 12 full fiscal months of sales from the date of acquisition.

Net revenue change excluding the 53rd week
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2024 was a 53-week year while 2023 was a 52-week year. Fiscal 2025 will be a 52-week year.

The below changes show the change for 2024 compared to the corresponding period in 2023 by geographic area and channel, including in constant dollars.

	Fourth Quarter 2024
	Change	Impact of 53rd week	Change excluding the 53rd week (non-GAAP)	Foreign Exchange	Constant dollar change excluding the 53rd week (non-GAAP)
United States	5%	(4)%	1%	—%	1%
Canada	11	(5)	6	5	11
Mexico	n/a	n/a	n/a	n/a	n/a
Americas	7	(5)	2	1	3

China Mainland	46	(8)	38	1	39
Rest of World	30	(8)	22	4	26
Total international	38	(8)	30	2	32

Total	13%	(5)%	8%	1%	9%

Company-operated stores	18%	(6)%	12%	1%	13%
E-commerce	8%	(4)%	4%	1%	5%

	Fiscal 2024
	Change	Impact of 53rd week	Change excluding the 53rd week (non-GAAP)	Foreign Exchange	Constant dollar change excluding the 53rd week (non-GAAP)
United States	2%	(1)%	1%	—%	1%
Canada	10	(2)	8	3	11
Mexico	n/a	n/a	n/a	n/a	n/a
Americas	4	(2)	2	1	3

China Mainland	41	(2)	39	2	41
Rest of World	27	(2)	25	1	26
Total international	34	(2)	32	1	33

Total	10%	(2)%	8%	1%	9%

Company-operated stores	14%	(2)%	12%	1%	13%
E-commerce	6%	(2)%	4%	1%	5%

The below changes show the change for 2024 compared to the corresponding period in 2023 by category.

	Fourth Quarter 2024			Fiscal 2024
	Change	Impact of 53rd week	Change excluding the 53rd week (non-GAAP)	Change	Impact of 53rd week	Change excluding the 53rd week (non-GAAP)
Women's product	11%	(5)%	6%	9%	(2)%	7%
Men's product	17	(5)	12	14	(2)	12
Other categories	13	(4)	9	10	(2)	8
Total	13%	(5)%	8%	10%	(2)%	8%

The below changes show the expected change for 2025 compared to the corresponding period in 2024.

Fiscal 2025
Expected net revenue increase	5% to 7%
Impact of 53rd week	1% to 2%
Expected net revenue increase excluding the 53rd week (non-GAAP)	7% to 8%

Adjusted financial measures
The following table reconciles the most directly comparable measures calculated in accordance with GAAP with the adjusted financial measures for 2023. The adjustments relate to certain inventory provisions, asset impairments, and restructuring costs recognized in relation to lululemon Studio, and their related tax effects. Please refer to Note 9. Impairment of Goodwill and Other Assets, Restructuring Costs included in Item 8 of Part II of the Company's Report on Form 10-K to be filed with the SEC on or about March 27, 2025 for further information on the nature of these amounts. There were no adjusted financial measures for 2024.

	Fiscal 2023
	Gross Profit	Gross Margin	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$5,609,405	58.3%	$2,132,676	22.2%	$625,545	28.8%	$1,550,190	$12.20
lululemon Studio charges:
lululemon Studio obsolescence provision	23,709	0.3	23,709	0.2			23,709	0.19
Impairment of assets			44,186	0.5			44,186	0.35
Restructuring costs			30,315	0.3			30,315	0.24
Tax effect of the above					26,085	(0.1)	(26,085)	(0.21)
	23,709	0.3	98,210	1.0	26,085	(0.1)	72,125	0.57
Adjusted results (non-GAAP)	$5,633,114	58.6%	$2,230,886	23.2%	$651,630	28.7%	$1,622,315	$12.77

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square footage expressed in thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter 2024	711	5	5	711
2nd Quarter 2024	711	11	1	721
3rd Quarter 2024	721	28	—	749
4th Quarter 2024	749	21	3	767

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
1st Quarter 2024	2,967	35	14	2,988
2nd Quarter 2024	2,988	90	3	3,075
3rd Quarter 2024	3,075	156	—	3,231
4th Quarter 2024	3,231	153	12	3,372
__________
(1)Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2)Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.